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                                                                     Exhibit 4.5

                                    AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT
                                       AND
                          REGISTRATION RIGHTS AGREEMENT

            THIS AMENDMENT (this "Amendment"), dated as of March 19, 1997 among OptiMark Technologies, Inc. (the "Company"), General Atlantic Partners 35, L.P. ("GAP 35"), GAP Coinvestment Partners, L.P. ("GAP Coinvestment"), Dow Jones & Company, Inc. ("Dow") and Alice L. Walton ("Walton"; and, together with GAP 35, GAP Coinvestment and Dow, the "Investors") amends (i) that certain Stock Purchase Agreement, dated August 27, 1996, as amended on October 25, 1996 (the "Stock Purchase Agreement") among the Company and the Investors and (ii) that certain Registration Rights Agreement, dated as of August 27, 1996 (the "Registration Rights Agreement"), among the Company, the Investors and The Pacific Stock Exchange Incorporated.

            WHEREAS, pursuant to the Stock Purchase Agreement, the Investors agreed to purchase, and the Company agreed to sell, shares of Series A Convertible Participating Preferred Stock, par value $.O1 per share, of the Company in two sequential closings;

            WHEREAS, on August 27, 1996, the Company and the Investors consummated the First Closing (as defined in the Stock Purchase Agreement);

            WHEREAS, concurrent with the execution of this Amendment, the Investors have agreed to waive a certain condition to the Second Closing (as defined in the Stock Purchase Agreement) and consummate the Second Closing; and

            WHEREAS, in order to induce the Investors to waive that certain condition to the Second Closing and consummate the Second Closing, the Company has agreed to issue to each of the Investors a warrant to purchase Common Stock, par value $.01 per share, of the Company.

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

            1. Amendment to the Stock Purchase Agreement.

                  (a) Section 2.3(a) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:

            "(a) Subject to Section 2.3(b), the Second Closing shall occur on March 19, 1997."

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                 (b) Section 2.3(b) of the Stock Purchase Agreement is hereby amended to add the following as subsection (vii):

            "(vii) Each of the Investors shall have received a warrant, substantially in the form attached hereto as Exhibit A (each, a "Warrant" and collectively, the "Warrants"), exercisable into that percentage of outstanding shares of Common Stock as set forth opposite such Investor's name below:

                     Investor        Percentage of Common Stock
                     --------        --------------------------

                      GAP 35                  4.13 %

               GAP Coinvestment               0.87 %

                       Dow                     2.5 %

                      Walton                   0.5 %"

                  (c) The definition of "Transaction Documents" in the Stock Purchase Agreement is hereby amended by deleting it entirely and replacing it with the following:

            "Transaction Documents" means collectively this Agreement, the Certificate of Designation, the Stockholders Agreement, the Registration Rights Agreement, the Employment, Trade Secret and NonCompetition Agreements between the Company and Messrs. Lupien and Rickard, the PSE-OptiMark Agreement, the PSE Revenue Sharing Agreement, the PSE Warrant and each Warrant."

            2. Amendment to the Registration Rights Agreement.

                  (a) The definition of "Registrable Securities" in the Registration Rights Agreement is hereby amended by deleting part (d) of such definition in its entirety and replacing it with the following:

            "(d) to the extent exercisable at the time such amount of Registrable Securities is to be determined, any and all shares of Common Stock issuable to (i) PSE upon exercise of the PSE Warrant and (ii) each Investor (as defined in the Stock Purchase Agreement) upon exercise of their respective Warrants (as defined in the Stock Purchase Agreement)."

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                  (b) It is understood by the parties hereto that the above
amendment to the Registration Rights Agreement shall become effective upon the written consent of The Pacific Stock Exchange Incorporated.

            3. Miscellaneous.

                  (a) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                  (b) Assignment. This Amendment shall be binding upon the successors and permitted assigns of the parties.

                  (c) Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                     OptiMark Technologies, Inc.


                                     By: /s/ Alan S. Danson
                                         --------------------------------------
                                         Name: Alan S. Danson
                                         Title: Senior Vice President


                                     General Atlantic Partners 35, L.P.

                                     By: General Atlantic Partners, LLC
                                          its General Partner

                                          By: /s/ Stephen P. Reynolds
                                              ---------------------------------
                                              A Managing Member

                                     GAP Coinvestment Partners, L.P.


                                     By: /s/ Stephen P. Reynolds
                                         --------------------------------------
                                         General Partner

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                                     Dow Jones & Company, Inc.


                                     By: /s/ Julian B. Childs
                                         --------------------------------------
                                         Name: Julian B. Childs
                                         Title: Executive Vice President

                                         /s/ Alice L. Walton
                                     ------------------------------------------
                                     Alice L. Walton